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                                                                  EXECUTION COPY

                                                                    Exhibit 10.2

          Confidential Materials omitted and filed separately with the Securities and Exchange Commission. Asterisks denote omissions.

                   LICENSE, DEVELOPMENT AND COMMERCIALIZATION

                                    AGREEMENT

                                 by and between

                                 HYBRIDON, INC.

                                       and

                   NOVARTIS INTERNATIONAL PHARMACEUTICAL LTD.

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                                                                  EXECUTION COPY

              LICENSE, DEVELOPMENT AND COMMERCIALIZATION AGREEMENT

      This License, Development and Commercialization Agreement (this "License Agreement") is made this 31st day of May, 2005 by and between Hybridon, Inc. ("Hybridon"), a Delaware corporation with principal offices at 345 Vassar Street, Cambridge, Massachusetts 02139 USA, and Novartis International Pharmaceutical Ltd. ("Novartis"), a Bermuda corporation with principal offices at Hurst Holme, 12 Trott Road, Hamilton, HM LX, Bermuda. Hybridon and Novartis are sometimes referred to herein individually as a "Party" and together as the "Parties." This License Agreement shall take effect on the Effective Date pursuant to Section 2.1 hereof.

      Capitalized terms used but not defined in this License Agreement shall have the meanings provided in the Research Collaboration and Option Agreement by and between Hybridon and Novartis of even date herewith (the "Collaboration Agreement").

                                  INTRODUCTION

      WHEREAS, pursuant to the Collaboration Agreement, the Parties are entering into a collaboration with the objective of identifying and generating IMO Leads; and

      WHEREAS, Novartis may exercise its Commercialization Option (as defined herein) to license exclusively the Licensed IMOs (as defined herein) for worldwide development and commercialization of Products (as defined herein) in the Commercial Field of Use (as defined herein);

      NOW THEREFORE, in consideration of the foregoing premises, the Parties agree as follows:

                                    ARTICLE I

                                   DEFINITIONS

         1.1. "AAA" shall have the meaning set forth in Section 14.3.1 hereof.

         1.2. "ACCOUNTING STANDARDS" with respect to Hybridon shall mean that Hybridon shall maintain records and books of accounts in accordance with United States Generally

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Accepted Accounting Principles and with respect to Novartis shall mean that
Novartis shall maintain records and books of accounts in accordance with IFRS (International Financial Reporting Standards).

         1.3. "ACQUISITION INTELLECTUAL PROPERTY" shall mean (a) Patents or Know-How held or otherwise controlled by an Acquisition Affiliate immediately prior to the Acquisition Event between Hybridon and such Acquisition Affiliate (as defined in Section 1.4 below), other than Patents that do not specifically relate to drug delivery or formulation technology held or otherwise controlled by any such Acquisition Affiliate that would, but for a license granted hereunder, be infringed by the development or commercialization of IMO Candidates or IMO Leads and (b) Patents or Know-How developed or acquired and controlled by an Acquisition Affiliate after the Acquisition Event between Hybridon and such Acquisition Affiliate that specifically relate to drug delivery or formulation technology, which Patents or Know-How are not developed or acquired through the use of, or as an improvement to, any Hybridon Intellectual Property or Hybridon Background Intellectual Property Controlled (other than through an Acquisition Affiliate) by Hybridon.

         1.4. "ACQUISITION EVENT" shall mean any merger or other acquisition between Hybridon and a Third Party occurring after the Effective Date and pursuant to which such Third Party becomes an Affiliate of Hybridon, so long as following such merger or acquisition Hybridon does not control and is not merged with or into such Affiliate (an "Acquisition Affiliate").

         1.5. "ADDITIONAL INDICATION" shall have the meaning set forth in
Section 4.1 hereof.

         1.6. "AFFILIATE" means any Person who directly or indirectly controls or is controlled by or is under common control with a Party. For purposes of this definition, "control" or "controlled" means ownership directly or through one or more Affiliates, of fifty percent (50%) or more of the shares of stock entitled to vote for the election of directors, in the case of a corporation, or fifty percent (50%) or more of the equity interest in the case of any other type of legal entity, status as a general partner in any partnership, or any other arrangement whereby a Party controls or has the right to control the Board of Directors or equivalent governing body of

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a corporation or other entity, or the ability to cause the direction of the management or policies of a corporation or other entity. The Parties acknowledge that in the case of certain entities organized under the laws of certain countries outside of the United States, the maximum percentage ownership permitted by law for a foreign investor may be less than fifty percent (50%), and that in such case such lower percentage shall be substituted in the preceding sentence; provided, that such foreign investor has the power to direct the management and policies of such entity.

         1.7. "ARBITRATORS" shall have the meaning set forth in Section 14.3.1 hereof.

         1.8. "BANKRUPT PARTY" shall have the meaning set forth in Section 10.4 hereof.

         1.9. "CHEMICALLY MODIFY" OR "CHEMICAL MODIFICATION" shall mean the modification of an IMO that [**], but specifically excluding [**].

         1.10. "COLLABORATION AGREEMENT" shall have the meaning set forth in the preamble.

         1.11. "COMMERCIAL FIELD OF USE" shall mean prophylaxis, palliation, diagnosis and treatment of the Initial Indications and Additional Indications added pursuant to Article IV hereof by Products via any route of administration.

         1.12. "COMMERCIALIZATION OPTION" shall have the meaning set forth in
Section 4.2.1 of the Collaboration Agreement.

         1.13. "CONFIDENTIAL INFORMATION" shall have the meaning set forth in
Section 7.1 hereof.

         1.14. "CONTROLLED" shall mean, with respect to intellectual property, the legal authority of a Party (either directly or through an Affiliate) to grant the licenses or sublicenses of intellectual property rights as and to the extent provided herein, or to otherwise disclose proprietary or trade secret information as and to the extent provided herein, without breaching the terms of any agreement with a Third Party, knowingly infringing upon the intellectual property rights of a Third Party, or misappropriating the proprietary or trade secret information of a Third Party.

         1.15. "COST OF GOODS SOLD" shall mean the total Product cost (standard cost of

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goods), variances, inventory re- / devaluation costs, non-Product-related production costs, write-offs and Third Party royalties other than Section 5.6.2 royalties. The total Product cost is the total of material costs and processing costs pertaining to the Products. Material costs relate to costs of devices used to administer the Product, raw materials and intermediates needed for the manufacturing process and costs of packaging material for these raw materials and intermediates. Processing costs shall mean costs for direct labor, costs of equipment, costs of production area overhead, costs of quality assurance, costs of material handling overhead, costs of general factory overhead, costs for utilities and costs for ecology. These costs are to be established on a regular, standard basis. In this standard setting process all relevant costs as mentioned above are determined. Costs of equipment shall be based on a planned utilization of equipment. Idle capacity costs are not to be included in processing costs. Costs of equipment are costs of depreciation or rent of the building accommodating that equipment plus repair and maintenance for the building, and costs for equipment depreciation, and other equipment costs such as costs for repair and maintenance. The building costs shall be allocated to the equipment using an appropriate key such as space occupied by the equipment. Production area overhead costs are costs for personnel which typically embraces a controlling and supervisory function, costs of indirect space such as costs for a break room, costs of in-process control, costs of microbiological monitoring of production environment, costs of training of process personnel, costs for utilities and ecology, costs for auxiliary and consumables, costs of shop floor control systems, costs for cleaning of production buildings, and costs of working clothes. Quality assurance costs include costs of identifying and analyzing the raw materials and intermediates needed for the manufacturing process, costs of finished Product control, costs of production support, costs of cleaning validation, costs of electronic data processing for the quality assurance ("QA") / quality control ("QC") department, costs of microbiology department, costs of laboratory infrastructure, costs of quality systems support and compliance, costs of overheads within the QA/QC department. Materials handling overhead costs are costs for warehousing and internal transportation of raw material and semi-finished goods, costs of quality control of raw and packaging material, costs of the purchasing department. General factory overhead ("GFO") costs shall mean costs of plant and production management, costs for ensuring sufficient levels of safety, health and environment such as fire brigade, medical services, documentation for transportation of hazardous goods. Other GFO costs include costs for the scheduling of

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production, costs of the maintenance of the bills of materials, costs for the technical support, expenses of the plant administration and general services, costs of information technology ("IT") for non-dedicated IT systems such as SAP. Utility costs are costs associated with the consumption of supportive media such as electricity, water, nitrogen, steam, and air. Ecology costs are costs associated with the deposition of solid or liquid waste, purification of effluent water, and purification of waste air. Variance costs attribute to the following circumstance: Standard Cost of Goods include cost elements which are set at so-called standard costs. They serve as a norm on how much typically a Product costs. Deviations from such standard costs are captured in variances. Inventory re- / devaluation shall mean the gain or loss as a result of the inventory value adjustment due to changes in the standard costs. Non-Product-related production costs shall contain Technical Operations Corporate Headquarter overhead costs, non-Product-allocated QA costs, validation costs, directly expensed IT project costs, and other costs that cannot be attributed to specific Products. Write-offs are captured for the destruction of Products that cannot be used anymore due to expiration of shelf-life, spoilage in the production process, and transportation mishaps. Third Party royalties are manufacturing- and/or supply royalties paid to Third Parties other than Section
5.6.2 royalties. Costs of Goods Sold shall be determined in accordance with Novartis' usual and customary accounting methods, which are in accordance with the Accounting Standards.

         1.16. "EFFECTIVE DATE" shall have the meaning set forth in Section 2.1 hereof.

         1.17. "EMEA" shall mean the European Medical Evaluation Agency, and any successor agency serving the same function.

         1.18. "EPIGENESIS" shall mean EpiGenesis Pharmaceuticals, Inc.

         1.19. "EPIGENESIS AGREEMENT" shall mean that certain Development and License Agreement, dated as of August 9, 2000, between Hybridon and EpiGenesis.

         1.20. "EUROPEAN MARKETING APPROVAL" shall mean Marketing Approval by
(i) the EMEA or (ii) the regulatory authorities in no fewer than three of the Major Market Countries.

         1.21. "EVENT OF BANKRUPTCY" shall have the meaning set forth in Section
10.4 hereof.

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         1.22. "EXCLUDED ANTISENSE IP" shall mean oligonucleotides or oligonucleotide analogs or mimics thereof that (a) are targeted to a specific sequence of RNA and (b) the primary mechanism of action of which is to hybridize to such sequence of RNA and through such hybridization to modulate the production of the targeted gene product, provided, that such oligonucleotides or oligonucleotide analogs or mimics thereof [**] proprietary to Hybridon, [**].

         1.23. "FDA" shall mean the United States Food and Drug Administration, and any successor agency serving the same function.

         1.24. "FIRST COMMERCIAL SALE" shall mean the first shipment of a Product to a Third Party (other than to licensees or sublicensees for resale rather than their own use) by Novartis or its Affiliate or sublicensee in a country following applicable Regulatory Approval of the Product in such country or, if no Regulatory Approval is required in a country, the first sale of the Product in an arm's-length for-profit transaction to a Third Party (other than to licensees or sublicensees for resale rather than their own use) by Novartis or its Affiliate or sublicensee in such country.

         1.25. "FPFV" shall mean the first visit of the first patient or first healthy human volunteer participating in a clinical trial with respect to a Licensed IMO.

         1.26. "HYBRIDON BACKGROUND INTELLECTUAL PROPERTY" shall mean all Patents and Know-How Controlled by Hybridon as of the Effective Date or at any time during the term of this License Agreement that are necessary or useful for the Parties or their Affiliates, contractors, agents or sublicensees to exploit the licenses contemplated or to carry out the activities contemplated hereunder and that are not otherwise Hybridon Intellectual Property or Joint Intellectual Property. Notwithstanding the foregoing, "Hybridon Background Intellectual Property" shall exclude any Acquisition Intellectual Property.

         1.27. "HYBRIDON INTELLECTUAL PROPERTY" shall mean Hybridon Know-How and Hybridon Patent(s), but explicitly excluding Joint Intellectual Property and any Acquisition Intellectual Property.

         1.28. "HYBRIDON KNOW-HOW" shall have the meaning set forth in Section
1.27 of the Collaboration Agreement.

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         1.29. "HYBRIDON PATENTS" shall have the meaning set forth in Section
1.28 of the Collaboration Agreement. Upon Novartis' exercise of the Commercialization Option, a list of Hybridon Patents shall be appended hereto as
Schedule 1.29, which will be updated periodically to reflect additions thereto during the course of this License Agreement.

         1.30. "IMO" shall have the meaning set forth in Section 1.29 of the Collaboration Agreement.

         1.31. "IMO CANDIDATE" shall have the meaning set forth in Section 1.30 of the Collaboration Agreement.

         1.32. "IMO LEAD" shall have the meaning set forth in Section 1.31 of the Collaboration Agreement.

         1.33. "IMPROVEMENTS" shall have the meaning set forth in Section 1.32 of the Collaboration Agreement.

         1.34. "INDEMNIFYING PARTY" shall have the meaning set forth in Section
13.3 hereof.

         1.35. "INDEMNIFIED PERSON" shall have the meaning set forth in Section
13.3 hereof.

         1.36. "INITIAL INDICATIONS" shall mean all human allergic and/or respiratory diseases, but specifically excluding oncology and infectious diseases (other than cystic fibrosis, asthma and chronic obstructive pulmonary disease pathologies, in each case resulting from infectious diseases) and systemic autoimmune diseases.

         1.37. "JOINT INTELLECTUAL PROPERTY" shall mean Joint Know How and Joint Patent(s).

         1.38. "JOINT KNOW-HOW" shall have the meaning set forth in Section 1.39 of the Collaboration Agreement.

         1.39. "JOINT PATENTS" shall have the meaning set forth in Section 1.40 of the Collaboration Agreement. Upon Novartis' exercise of the Commercialization Option, a list of Joint Patents shall be appended hereto as Schedule 1.39, which list will be updated periodically

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to reflect additions thereto during the course of this License Agreement.

         1.40. "LICENSED IMOS" shall mean the IMO Candidates and IMO Leads.

         1.41. "LOSS" shall have the meaning set forth in Section 13.1 hereof.

         1.42. "MAJOR MARKET COUNTRIES" shall mean the United Kingdom, France, Germany, Italy and Spain.

         1.43. "MARKETING APPROVAL" shall mean the final Regulatory Approval that ultimately enables Novartis, its Affiliates or sublicensees, directly or through intermediaries, to sell a Product commercially to the ultimate consumer in a particular country.

         1.44. "MHLW" shall mean the Japanese Ministry of Health, Labor and Welfare, and any successor agency serving the same function.

         1.45. "NET SALES" shall mean, with respect to any Product, the gross amount invoiced by or on behalf of Novartis or its Affiliates or sublicensees for that Product sold to Third Parties (other than to licensees or sublicensees for resale rather than their own use) in bona fide, arm's-length transactions, less the following deductions, determined in accordance with Novartis' standard accounting methods as generally and consistently applied by Novartis and its Affiliates in determining net product sales, to the extent included in the gross invoiced sales price of any Product or otherwise directly paid or incurred by Novartis, its Affiliates, or sublicensees with respect to the sale of such
Product:

                  (a) Normal and customary trade and quantity discounts actually allowed and properly taken directly with respect to sales of the Product;

                  (b) Amounts repaid or credited by reason of defects, rejection recalls, returns, rebates and allowances of goods, or because of retroactive price reductions specifically identifiable to the Product;

                  (c) Chargebacks and other amounts paid on the sale or dispensing of such Product;

                  (d) Amounts payable resulting from governmental (or agency thereof) mandated rebate programs;

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                  (e) Tariffs, duties, excise, sales, value-added, and other taxes (other than taxes based on income);

                  (f) Retroactive price reductions that are actually allowed or granted;

                  (g) Cash discounts for timely payment;

                  (h) Delayed ship order credits;

                  (i) Discounts pursuant to indigent patient programs and patient discount programs, including, without limitation, "Together Rx" and coupon discounts;

                  (j) All freight, postage and insurance included in the invoice price;

                  (k) Uncollectible amounts on previously sold Products that are written off for financial reporting purposes (provided that if any such amounts are subsequently collected, such amounts shall be included in Net Sales upon such collection);

                  (l) [**] percent ([**]%) for distribution and warehousing expenses; and

                  (m) Any other specifically identifiable amounts included in the gross invoice of the Product that should be credited for reasons substantially equivalent to those listed above;

      all as determined in accordance with Novartis' usual and customary accounting methods, which are in accordance with the Accounting Standards. Sales from Novartis to its Affiliates and sublicensees shall be disregarded for the purpose of calculating Net Sales. Any of the items set forth above that would otherwise be deducted from the invoice price in the calculation of Net Sales but which are separately charged to Third Parties (other than licensees or sublicensees) shall not be deducted from the invoice price in the calculation of Net Sales.

      Furthermore:

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                  (i) In the case of any sale or other disposal of a Product between or among Novartis and its Affiliates, licensees and sublicensees for resale, Net Sales shall be calculated as above only on the value charged or invoiced on the first arm's-length sale thereafter to a Third Party (other than licensees or sublicensees);

                  (ii) In the case of any sale which is not invoiced or is delivered before invoice, Net Sales shall be calculated at the time of shipment or when the Product is paid for, if paid for before shipment or invoice;

                  (iii) In the case of any sale or other disposal for value, such as barter or countertrade, of any Product, or part thereof, other than in an arm's-length transaction exclusively for money, Net Sales shall be calculated as above on the value of the non-cash consideration received or the fair market price (if higher) of the Product in the country of sale or disposal; and

                  (iv) In the event that the Product is sold in a finished dosage form containing the Licensed IMO in combination with one or more other active ingredients (a "Combination Product"), the Net Sales of the Product, for the purpose of determining royalty payments, shall be determined by multiplying the Net Sales (as defined above in this Section) of the Combination Product by the fraction A/(A+B), where A is the weighted (by sales volume) average sales price in a particular country of the Product when sold separately in finished form and B is the weighted average sales price in that country of the other product(s) sold separately in finished form. In the event that such average sales price cannot be determined for both the Product and the other product(s) in the combination, Net Sales for purposes of determining royalty payments shall be agreed by the Parties based on the relative value contributed by each component, and such agreement shall not be unreasonably withheld.

         1.46. "NON-SECTION 5.2 PRODUCTS" shall have the meaning set forth in
Section 5.3.2 hereof.

         1.47. "NON-VALID CLAIM COUNTRY" shall mean a country in which no Valid Claim with respect to the applicable Hybridon Patent, Patent that is part of the Hybridon Background

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Intellectual Property, or Joint Patent in which Hybridon retains an interest has existed during the term of this License Agreement.

         1.48. "PATENTS" shall mean all existing patents and patent applications and all patent applications hereafter filed, including any continuation, continuation-in-part, divisional, provisional or any substitute applications, any patent issued with respect to any such patent applications, any reissue, reexamination, renewal or extension (including any supplementary protection certificate) of any such patent, and any confirmation patent or registration patent or patent of addition based on any such patent, and all foreign counterparts of any of the foregoing.

         1.49. "PERSON" shall mean, any individual, corporation, partnership, association, joint-stock company, trust, unincorporated organization or government or political subdivision thereof.

         1.50. "PHASE IIB CLINICAL TRIAL" shall mean a human clinical trial, the principal purpose of which is to allow selection of the particular doses to be applied in a Phase III Clinical Trial.

         1.51. "PHASE III CLINICAL TRIAL" shall mean a human clinical trial, the principal purpose of which is to establish safety and efficacy of one or more particular doses in patients being studied, and which will (or are intended to) satisfy the requirements of a pivotal trial for purposes of preparing and submitting a filing for Regulatory Approval in a particular country.

         1.52. "PRODUCT" shall mean a pharmaceutical product including, conjugated to, or comprised of, a Licensed IMO with or without other active ingredients in finished dosage form, ready for administration to the ultimate consumer, and any Improvements thereto.

         1.53. "PROVIDING PARTY" shall have the meaning set forth in Section 7.1 hereof.

         1.54. "RECEIVING PARTY" shall have the meaning set forth in Section
7.1.1 hereof.

         1.55. "REGULATORY APPROVAL" shall mean all authorizations by the appropriate governmental entity or entities necessary for commercial sale of a Product in a particular country including, without limitation and where legally necessary prior to commercial sale, approval of labeling, price, reimbursement and manufacturing.

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         1.56. "RESEARCH FIELD OF USE" shall have the meaning set forth in
Section 1.60 of the Collaboration Agreement.

         1.57. "SALES REPORT" shall mean a written report or reports showing each of: (a) the Net Sales of each Product in each country in the world during the reporting period by Novartis and each Affiliate and sublicensee; (b) the royalties, payable in United States Dollars, which shall have accrued under
Section 5.5 hereof in respect of such Net Sales and the basis of calculating those royalties; (c) withholding taxes, if any, required by law to be deducted in respect of any such Net Sales; and (d) dispositions of the Products other than pursuant to sale for cash.

         1.58. "SECTION 5.2 PRODUCTS" shall have the meaning set forth in
Section 5.2 hereof.

         1.59. "SECTION 10.3 DISPUTE" shall have the meaning set forth in
Section 14.3 hereof.

         1.60. "THIRD PARTY" shall mean any Person that is not a Party or an Affiliate of either Party.

         1.61. "VALID CLAIM" shall mean a claim of any issued, unexpired Hybridon Patent or Joint Patent in which Hybridon retains an interest that shall not have been withdrawn, canceled or disclaimed, nor held invalid or unenforceable by a governmental authority or a court of competent jurisdiction in an unappealed or unappealable decision, and which has not been admitted to be invalid or unenforceable through reissue, disclaimer or otherwise.

         1.62. "VALID CLAIM COUNTRY" shall mean, with respect to a Product, a country in which a Valid Claim with respect to the applicable Hybridon Patent or Joint Patent in which Hybridon retains an interest has existed during the term of this License Agreement.

                                   ARTICLE II

                       EFFECTIVENESS; RIGHTS AND LICENSES

         2.1. EFFECTIVENESS. Subject to Section 12.3 hereof, this License Agreement (other than this Section 2.1, which shall become effective upon execution by the Parties of this

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License Agreement) shall become effective on the date on which Hybridon is deemed to have received the Commercialization Exercise Notice from Novartis pursuant to Section 4.2.2 of the Collaboration Agreement or in connection with termination of the Collaboration Agreement as set forth in Section 9.3.3 thereof (the "Effective Date").

         2.2. NOVARTIS RIGHTS; LIMITATIONS.

            2.2.1. Subject to the other provisions of this License Agreement, Hybridon grants to Novartis and its Affiliates a worldwide, exclusive license (with the right to sublicense) for the term, subject only to Hybridon's retained right to perform its obligations under the Collaboration Agreement so long as such Collaboration Agreement is still in effect and subject to the rights granted by Hybridon to EpiGenesis under the EpiGenesis Agreement, under the Hybridon Intellectual Property and Hybridon's interest in the Joint Intellectual Property, to: (i) make, have made, use, have used, research, have researched, develop, have developed, commercialize, have commercialized, manufacture, have manufactured, promote, have promoted, sell, have sold, distribute, have distributed, market, have marketed, import, have imported, export and have exported, the Licensed IMOs and Products in the Commercial Field of Use and (ii) research, have researched, develop and have developed Licensed IMOs in the Research Field of Use.

            2.2.2. Subject to the other provisions of this License Agreement, Hybridon grants to Novartis and its Affiliates a worldwide, non-exclusive license (with the right to sublicense) for the term under the Hybridon Background Intellectual Property to (i) to make, have made, use, have used, research, have researched, develop, have developed, commercialize, have commercialized, manufacture, have manufactured, promote, have promoted, sell, have sold, distribute, have distributed, market, have marketed, import, have imported, export and have exported, the Licensed IMOs and Products in the Commercial Field of Use and (ii) research, have researched, develop and have developed Licensed IMOs in the Research Field of Use.

            2.2.3. Notwithstanding the foregoing and subject to Section 4.2 hereof, nothing herein shall give Novartis or its Affiliates the right to, and Novartis shall not (and shall not permit its Affiliates to): (i) Chemically Modify any Licensed IMO or use the Hybridon Intellectual Property to create any immunomodulatory oligonucleotide that is the same or

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substantially structurally equivalent to any Licensed IMO or that is covered by any claims in the Hybridon Patents; or (ii) conduct any clinical trial designed to support an indication outside the Commercial Field of Use without Hybridon's consent.

            2.2.4. Any sublicense granted by Novartis pursuant to this License Agreement must be granted pursuant to a written agreement that subjects the sublicensee to not less than the relevant restrictions, limitations and obligations in this License Agreement. Novartis shall remain primarily responsible for all of its obligations under this License Agreement and shall take prompt action to enforce its rights against its sublicensees should any such sublicensee breach its obligation to comply with the restrictions, limitations or obligations set forth in this License Agreement. Novartis shall designate Hybridon as a third party beneficiary if Hybridon is damaged as a result of any breach by a sublicensee of any relevant restriction, limitation, or obligation pertaining to this License Agreement.

         2.3. IMMUNITY FROM SUIT. In the event that the exercise by Novartis and/or its Affiliates or sublicensees of the licenses and rights granted pursuant to this License Agreement would infringe during the term of this License Agreement a claim of an issued Patent Controlled by Hybridon, which Patent is not otherwise covered by the grant in Section 2.2 or any Acquisition Intellectual Property, Hybridon hereby grants to Novartis and its Affiliates or sublicensees a worldwide, non-exclusive, royalty-free license and immunity from suit by Hybridon and its Affiliates under such issued Patent for Novartis, its Affiliates and or sublicensees to discover, research, develop, make, use, import, export, distribute, market, promote, offer for sale, and sell the Licensed IMOs and the Products in the Commercial Field of Use.

         2.4. TECHNOLOGY NECESSARY TO THE LICENSE. If Hybridon conceives and reduces to practice during the term of this License Agreement any new technology relating to a Licensed IMO or Product and such new technology is necessary to Novartis' exercise of its licensed rights pursuant to this License Agreement, which technology is not otherwise covered by the grant in Section 2.2, then Hybridon hereby grants to Novartis and its Affiliates and sublicensees a worldwide, non-exclusive, royalty-free license under such new technology to discover and have discovered, research and have researched, develop and have developed, make and have made, use and have used, import and have imported, export and have exported, distribute and have

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distributed, market and have marketed, promote and have promoted, offer for sale and have offered for sale, sell and have sold such new technology in connection with the Licensed IMO or the Product in the Commercial Field of Use.

                                   ARTICLE III

                        DEVELOPMENT AND COMMERCIALIZATION

         3.1. DEVELOPMENT AND COMMERCIALIZATION RIGHTS. The rights granted to Novartis pursuant to Section 2.2 are exclusive to Novartis, even as to Hybridon, subject to Hybridon's right to perform its obligations under the Collaboration Agreement and subject to 35 USC Sections 200-212, 37 CFR Section 401 et seq. and related governmental implementing regulations, as applicable.

         3.2. TRADEMARK AND TRADENAME RIGHTS. Novartis, its Affiliates and sublicensees shall be entitled, in their sole discretion, to select the trademarks and tradenames for all Products, which trademarks and tradenames for any Product may vary by country or within a country, in Novartis' sole discretion. Novartis shall own all right, title and interest in and to such trademarks and tradenames, and Hybridon shall have no rights with respect to any such trademarks and tradenames.

         3.3. INFORMATION TRANSFER. Within sixty (60) days after the Effective Date, Hybridon shall promptly deliver to Novartis all information (including, without limitation, Know-How) of Hybridon and its Affiliates that is necessary or useful, or is reasonably requested by Novartis, for further development, manufacture and commercial exploitation and distribution of a Licensed IMO or Product subject to any confidentiality obligations owed by Hybridon to Third Parties. Subject to the foregoing, such information (including, without limitation, Know-How) shall include a summary of all material written communications between Hybridon or its other licensees and the FDA concerning the Licensed IMO or Product and shall also include copies of all Patents, copyrights, copyright registrations and applications therefor and all other manifestations of the intellectual property related to the Licensed IMO or Product of Hybridon or its Affiliates, whether in human or machine readable form, and, if commercially and technically reasonable, in an electronic form compatible with Novartis' systems; provided that Novartis shall only reimburse Hybridon's costs of providing data in a form compatible with its systems so long

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

as Hybridon has provided Novartis with a reasonably detailed description of such costs and obtained Novartis' prior written approval to incur such costs. Novartis shall reimburse such pre-approved costs actually incurred by Hybridon within [**] days after receipt by Novartis of Hybridon's Invoice for the same.

         3.4. REGULATORY APPROVALS. Novartis, its Affiliates and sublicensees will be responsible for all required Regulatory Approvals. All filings will be made by Novartis, its Affiliates or sublicensees. All Regulatory Approvals will be held in the name of Novartis, its Affiliates or sublicensees. Novartis, its Affiliates or sublicensees shall have the right to, and Hybridon shall provide the requisite notification to regulatory authorities to, cross reference any relevant information such as but not limited to any clinical and pre-clinical files and regulatory filings, such as but not limited to Drug Master Files of Hybridon and its Affiliates, with respect to Licensed IMOs and Products, for the purpose of regulatory filings hereunder.

         3.5. DEVELOPMENT AND COMMERCIALIZATION EFFORTS. Novartis shall use commercially reasonable efforts, similar to those used by Novartis or its Affiliates in the research, development and commercialization of other products of Novartis or its Affiliates that are of similar commercial potential and at a similar stage of development, to develop and commercialize Products hereunder.

                                   ARTICLE IV

                          ADDITIONAL INDICATION OPTION

         4.1. ADDITIONAL INDICATION OPTION. Subject to Section 4.2 hereof, Novartis shall have the option (each, an "Additional Indication Option") to include one or more additional indications (each, an "Additional Indication") in the Commercial Field of Use. Notwithstanding the foregoing, Novartis shall not have the right to expand the Commercial Field of Use to include oncology indications, non-human indications, or infectious disease indications not originally included in the Commercial Field of Use.

         4.2. EXERCISE OF AN ADDITIONAL INDICATION OPTION. If Novartis generates pre-clinical data that supports the inclusion of Additional Indication(s) in the Commercial Field of Use, Novartis may notify Hybridon that it wishes to include such Additional Indication(s) in

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

the Commercial Field of Use at any time after the second anniversary of the Effective Date of the Collaboration Agreement (the "Option Notice"). Novartis shall provide Hybridon with a summary of the pre-clinical data that supports the inclusion of the Additional Indication(s), which Hybridon may use only in connection with its review of Novartis' exercise of the Additional Indication Option. Hybridon may not withhold its consent to the expansion of the Commercial Field of Use to include such Additional Indication(s) unless, as of the date on which Hybridon receives such Option Notice, Hybridon: (a) has granted exclusive rights to such Additional Indication(s) to a Third Party; (b) is actively negotiating with a Third Party to grant such rights; or (c) has [**] such Additional Indication(s) in which the first visit of the first patient has occurred. If Hybridon withholds its consent to the requested expansion for the reasons set forth above, Hybridon shall use good faith efforts to obtain for Novartis the agreement of such Third Party to negotiate a co-commercialization agreement with Novartis with respect to such Additional Indication(s). If Hybridon withholds its consent to the requested expansion because, as of the date on which Hybridon receives the Option Notice, Hybridon is actively negotiating with a Third Party to grant exclusive rights to the Additional Indication(s), but Hybridon does not grant such rights to such Third Party within [**] after the receipt of the Option Notice, Hybridon shall agree to the expansion of the Commercial Field of Use to include such Additional Indication(s). Novartis may submit multiple Option Notices during the term of this License Agreement; provided that Novartis may not submit an Option Notice covering Additional Indication(s) that are closely related to any Additional Indication(s) for which Novartis has submitted an Option Notice during the previous [**] period. Upon the successful exercise of an Additional Indication Option, the term "Commercial Field of Use" shall be deemed to include the Additional Indication(s) covered by such exercise.

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

                                    ARTICLE V

                         MILESTONE AND ROYALTY PAYMENTS

         5.1. OPTION EXERCISE FEE. Upon this License Agreement taking effect in accordance with Section 2.1 hereof and following delivery of the certificate set forth in Section 12.3 hereof and subject to the terms thereof, Novartis shall pay to Hybridon the sum of [**] U.S. Dollars (US$[**]) in accordance with
Section 14.1 (Invoice Requirement).

         5.2. MILESTONE PAYMENTS WITH RESPECT TO PRODUCTS FOR INITIAL INDICATIONS. Novartis shall notify Hybridon within thirty (30) business days after the occurrence of a milestone event for which payment is due pursuant to this Section 5.2. Each milestone payment set forth below shall be paid by Novartis to Hybridon with respect only to the first [**] Products originally developed for Initial Indications to achieve the related milestone ("Section 5.2 Products"). Notwithstanding the foregoing, achievement of a milestone by [**]Products that have the same active ingredient shall only trigger separate payments of the related milestone payment if such Products [**][**] that are separately approved by the FDA, the EMEA (or not less than [**] of the regulatory authorities of the Major Market Countries), or the MHLW, as applicable. Each milestone payment shall be paid in accordance with Section 14.1 (Invoice Requirement) following notice by Novartis that the applicable milestone has been met. The Parties agree that, if only one (1) Product is in either Phase IIb Clinical Trials or Phase III Clinical Trials at a particular time and Novartis, in its sole discretion, ceases development of such Product, then each milestone payment which has previously been paid for such Product pursuant to this Section 5.2 shall be credited as a milestone payment for the next Product developed for any Initial Indication(s). For clarity, the milestone payments set out in the following table shall be payable only once for each Product (and its related substituted Product if the original Product was abandoned) and shall be payable no more than an aggregate of [**] times as to all Products developed for Initial Indication(s) (even if there are more than [**] Products developed for Initial Indications). The Parties agree further that each of the [**] milestones in the table below shall be deemed to have occurred (and, if not made previously, the related milestone payment shall become payable) upon the occurrence of any subsequent milestone in the table below with respect to the same Product. Novartis may deduct from any milestone payments otherwise due to Hybridon under this Section 5.2 the amount of any

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

withholding and similar taxes required under applicable United States law to be withheld from such payments and paid to United States tax authorities.

MILESTONE       PAYMENT
---------       -------
   [**]         US$[**]
   [**]         US$[**]
   [**]         US$[**]
   [**]         US$[**]
   [**]         US$[**]

         5.3. MILESTONE PAYMENTS WITH RESPECT TO PRODUCTS FOR ADDITIONAL INDICATIONS. Novartis shall notify Hybridon within thirty (30) business days after the occurrence of a milestone event for which payment is due pursuant to this Section 5.3. Novartis shall pay to Hybridon milestone payments as set forth below with respect to certain Products developed for Additional Indications in accordance with Section 14.1 (Invoice Requirement). Novartis may deduct from any milestone payments otherwise due to Hybridon under this Section 5.3 the amount of any withholding and similar taxes required under applicable United States law to be withheld from such payments and paid to United States tax authorities.

            5.3.1. Products for Which Milestones Are Payable Under Section 5.2. Novartis shall make the milestone payments set forth in the following table with respect to Section 5.2 Products that are later developed for Additional Indications. For clarity, if a Section 5.2 Product is developed for an Additional Indication, the achievement of each milestone set forth below with respect to the Additional Indication shall trigger payment of the related milestone payment regardless of whether the comparable payment has already been paid with respect to the Initial Indication. Notwithstanding the foregoing, achievement of milestones by [**] Products that have the same active ingredient shall only trigger separate payment of the related milestone payment if such Products have distinct formulations and distinct labels that are separately approved by the FDA, the EMEA (or not less than [**] of the regulatory authorities of the Major Market Countries), or the MHLW, as applicable. The Parties agree that, if Novartis, in its sole

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

discretion, ceases development of a Section 5.2 Product, then all milestone payments which have previously been paid for such Product pursuant to this
Section 5.3.1 shall be credited as milestone payments for the next Section 5.2 Product or non-Section 5.2 Product developed for the same Additional Indication. For clarity, the milestone payments set out in the following table shall be payable only once for each Section 5.2 Product and its related substituted
Section 5.2 Product or non-Section 5.2 Product developed for the same Additional Indication, if the original Section 5.2 Product was abandoned.

MILESTONE       PAYMENT
---------       -------
  [**]          US$[**]
  [**]          US$[**]
  [**]          US$[**]

            5.3.2. Products for Which Milestones Are Not Payable Under Section
5.2. Novartis shall make the milestone payments set forth in the following table with respect to Products, other than Section 5.2 Products, that are developed for Additional Indications ("non-Section 5.2 Products"). Notwithstanding the foregoing, achievement of milestones by [**] non-Section 5.2 Products that have the same active ingredient shall only trigger separate payment of the related milestone payment if such non-Section 5.2 Products have distinct formulations and distinct labels that are separately approved by the FDA, the EMEA (or not less than [**] of the regulatory authorities of the Major Market Countries), or the MHLW, as applicable. The Parties agree that, if Novartis, in its sole discretion, ceases development of a non-Section 5.2 Product, then all milestone payments which have previously been paid for such non-Section 5.2 Product pursuant to this Section 5.3.2 shall be credited as milestone payments for the next Section 5.2 Product or non-Section 5.2 Product developed for the same Additional Indication. For clarity, the milestone payments set out in the following table shall be payable only once for each abandoned non-Section 5.2 Product and its related substituted Section 5.2 Product or non-Section 5.2 Product. The Parties agree further that, in the event that, for a particular non-Section 5.2 Product, the "Initiation of Phase III Clinical Trial" milestone is achieved prior to the achievement of the "Initiation of Phase IIb Clinical Trial" milestone for the same Product, then at

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

such time as the "Initiation of Phase III Clinical Trial" milestone is achieved, the milestone payments for both milestones shall become payable.

MILESTONE         PAYMENT
---------         -------
  [**]            US$[**]
  [**]            US$[**]
  [**]            US$[**]
  [**]            US$[**]
  [**]            US$[**]

         5.4. MILESTONE PAYMENT FOR $[**] IN NET SALES. For each of the first [**] Products for which worldwide Net Sales in a calendar year exceeds [**] U.S. Dollars (US$[**]), Novartis shall pay to Hybridon the sum of [**] U.S. Dollars (US$[**]) in accordance with Section 14.1 (Invoice Requirement) upon the first achievement of such milestone by each such Product. Notwithstanding the foregoing, achievement of the milestone by [**] Products that have the same active ingredient shall only trigger separate payment of the milestone payment if such Products have distinct formulations and distinct labels that are both approved by any of the FDA, the EMEA (or not less than [**] of the regulatory authorities of the Major Market Countries), or the MHLW.

         5.5. ROYALTY PAYMENTS. Novartis shall make the following royalty payments to Hybridon on Net Sales of all Products on an aggregate, cumulative, basis in accordance with Section 6.1 hereof.

                   CUMULATIVE WORLDWIDE NET SALES                   ROYALTY IN VALID     ROYALTY IN NON-VALID
                FOR ALL PRODUCTS ON A COMBINED BASIS                 CLAIM COUNTRY          CLAIM COUNTRY
------------------------------------------------------------------  ----------------     --------------------
On Net Sales less than US$[**]                                           [**]%                  [**]%

On the increment of Net Sales greater than or equal to US$[**] but
less than US[**]                                                         [**]%                  [**]%

On the increment of Net Sales greater than or equal to US$[**]           [**]%                  [**]%

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

For purposes of the second and third columns of the above table, the determination of whether particular Net Sales are subject to the royalty rate for Valid Claim Countries or the royalty rate for Non-Valid Claim Countries shall be made on a country-by-country and Product-by-Product basis.

         5.6. REDUCED MILESTONE AND ROYALTY OBLIGATIONS. The obligation of Novartis, its Affiliates and sublicensees to pay milestones and royalties to Hybridon under this License Agreement shall be reduced upon the occurrence of the following events:

            5.6.1. In the event that Novartis terminates this License Agreement in accordance with Section 10.3, the rights of Novartis, its Affiliates and sublicensees under this License Agreement shall remain unaffected, but its milestone and post-termination royalty payment obligations shall be reduced by [**] percent ([**]%).

            5.6.2. In the event that Novartis, its Affiliates or sublicensees is required to pay Third Party royalties, milestones or license fees in order to use a Licensed IMO or the Hybridon Intellectual Property or Hybridon Background Intellectual Property as contemplated hereunder, Novartis' obligation to pay royalties to Hybridon with respect to any Product(s) incorporating such Licensed IMO shall be reduced dollar for dollar on par with the amounts actually paid by Novartis, its Affiliate or sublicensee to such Third Party; provided that Novartis' milestone and royalty payment obligations pursuant to this License Agreement shall not be reduced by more than [**] percent ([**]%) of the amount that would otherwise be due from Novartis to Hybridon;

            5.6.3. Notwithstanding the foregoing and the provisions of Section 5.7, Novartis' royalty obligations for any Product shall not in any case be reduced below [**] percent ([**]%) with respect to Net Sales in Valid Claim Countries or [**] percent ([**]%) with respect to Net Sales in Non-Valid Claim Countries.

         5.7. COST OF GOODS SOLD ADJUSTMENT. For each Product, in any calendar quarter that the Cost of Goods Sold for such Product, expressed as a percentage of Net Sales, exceeds [**] percent ([**]%) on an aggregated, worldwide basis, then the royalty amounts payable by Novartis to Hybridon pursuant to Section 5.5 with respect to sales of such Product during such calendar quarter shall be reduced by one-third, subject to the minimum royalties set forth in

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Section 5.6.3. Such reduced royalty rates shall remain in effect with respect to any given Product so long as Cost of Goods Sold continues to exceed [**] percent ([**]%) of Net Sales for such Product on an aggregated, worldwide basis. In the event that worldwide Cost of Goods Sold ceases to exceed [**] percent ([**]%) of Net Sales for such Product on an aggregated, worldwide basis, such reduction shall cease to apply unless and until Cost of Goods Sold again exceeds [**] percent ([**]%) of Net Sales as set forth herein. Novartis shall determine worldwide Cost of Goods Sold on a calendar quarterly basis, and, if Cost of Goods Sold exceeds [**] percent ([**]%) of Net Sales on an aggregated, worldwide basis, Novartis shall include Cost of Goods in its Sales Reports pursuant to
Section 6.1.

                                   ARTICLE VI

                              REPORTING OBLIGATIONS

         6.1. QUARTERLY ROYALTY OBLIGATIONS. Within forty-five (45) days after the close of each calendar quarter (each such calendar quarter being sometimes referred to herein as a "reporting period") during the term of this License Agreement following the First Commercial Sale of a Product, Novartis shall furnish to Hybridon a Sales Report for Hybridon's review. Upon receipt of a Sales Report, Hybridon shall submit an invoice to Novartis substantially in the form of Exhibit A hereto for all undisputed royalty amounts due from Novartis. Novartis shall pay such royalty amounts within thirty (30) days after receipt of the invoice.

         6.2. AUDITS. Novartis shall keep, and shall cause its Affiliates and sublicensees to keep, complete and accurate records of Net Sales relating to Sales Reports and payments required under Article V. Hybridon will have the right, at its own expense, except as specified below, to have an independent, certified public accountant, selected by it and reasonably acceptable to Novartis, review any such records of Novartis, its Affiliates and sublicensees in the location(s) where such records are maintained by Novartis, its Affiliates and sublicensees upon reasonable notice and during regular business hours and under obligations of confidence, for the sole purpose of verifying the basis and accuracy of payments made under Article V within the prior thirty-six (36) month period. Notwithstanding the foregoing, Hybridon shall not be entitled to: (i) conduct any audit pursuant to this

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

Section 6.2 more frequently than once per year and (ii) review any records it has previously reviewed in connection with an audit pursuant to this Section 6.2 unless Novartis is required or elects to restate its accounts relating to such records. If the review of such records reveals that Novartis has failed to accurately report information pursuant to Section 6.1, then Novartis shall promptly pay to Hybridon any corresponding unpaid amounts due under Article V (together with interest at the rate of one percent (1%) per annum). If any such underpayment is greater than five percent (5%) of the amount actually due for any calendar year, Novartis shall pay all of the costs of such review.

         6.3. EXCHANGE RATES. With respect to amounts invoiced in United States Dollars, all such amounts shall be expressed in United States Dollars. With respect to amounts invoiced in a currency other than United States Dollars, all such amounts shall be expressed both in the currency in which the amount was invoiced and in the United States Dollar equivalent. The United States Dollar equivalent shall be calculated using Novartis' then-current standard exchange rate methodology applied in its external reporting (for the purpose of clarity, this is ultimately based on official rates such as Reuters and the European Central Bank) for the conversion of foreign currency sales into United States Dollars.

         6.4. CURRENCY OF ROYALTY PAYMENTS. All royalty payments due under this License Agreement shall be paid in United States Dollars.

                                   ARTICLE VII

                                 CONFIDENTIALITY

         7.1. UNDERTAKING. Each Party shall keep confidential, and, other than as provided herein, shall not use or disclose, directly or indirectly, any trade secrets, confidential or proprietary information, or any other knowledge, information, documents or materials, owned, developed or possessed by the other Party (the "Providing Party"), whether in tangible or intangible form, the confidentiality of which such other Party takes reasonable measures to protect (collectively, "Confidential Information"). The Parties hereby agree that, for the purposes of this License Agreement, discussion between the Parties, if any, regarding Novartis' plans for developing and commercializing Licensed IMOs and Products will be deemed to be the confidential information of Novartis.

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

            7.1.1. A Party receiving Confidential Information (the "Receiving Party") shall use commercially reasonable efforts not less than those efforts such Receiving Party uses to protect its own proprietary information to prevent the unauthorized use and disclosure of such information of the Providing Party and to prevent unauthorized persons or entities from obtaining or using such information.

            7.1.2. The Receiving Party further agrees to refrain from directly or indirectly taking any action which would constitute or facilitate the unauthorized use or disclosure of Confidential Information. The Receiving Party may disclose Confidential Information to its Affiliates, officers, employees and agents, to authorized licensees and sublicensees, and to subcontractors in connection with the identification, generation, development and manufacture of Licensed IMOs, as applicable, to the extent necessary to enable such parties to perform their obligations hereunder or under the applicable license, sublicense or subcontract, as the case may be; provided, however, that such Affiliates, officers, employees, agents, licensees, sublicensees and subcontractors have entered into confidentiality agreements for secrecy and non-use of such Confidential Information offering no less than the protection afforded hereby which by their terms shall be enforceable by injunctive relief at the instance of the Providing Party.

            7.1.3. The Receiving Party shall be liable for any unauthorized use and disclosure of such information by its Affiliates, officers, employees and agents and any such sublicensees and subcontractors.

         7.2. EXCEPTIONS.

            7.2.1. Non-Confidential Information. Notwithstanding the foregoing, the provisions of Section 7.1 hereof shall not apply to Confidential Information that the Receiving Party can establish by clear and convincing evidence:

                  (a) have entered the public domain without such Receiving Party's breach of any obligation owed to the Providing Party;

                  (b) are or have become known to the Receiving Party from a source other than the Providing Party, other than by breach of an obligation of confidentiality owed to the Providing Party; or

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

                  (c) are independently developed by the Receiving Party without reference to or reliance upon knowledge, information, documents or materials of the Providing Party and without breach of this License Agreement.

            7.2.2. Other Exceptions. In addition, a Receiving Party may, notwithstanding the obligations of Section 7.1, disclose Confidential
Information:

                  (a) that the Receiving Party can establish by clear and convincing evidence is permitted to be disclosed by the prior written consent of the Providing Party;

                  (b) that the Receiving Party can establish by clear and convincing evidence is required to be disclosed by the Receiving Party to defend litigation or to comply with applicable laws or regulations (including without limitation disclosure obligations under applicable securities laws or the regulations of any stock exchange or NASDAQ), or in connection with filings with the FDA, the United States Patent and Trademark Office or other similar governmental agencies, provided that the Receiving Party provides prior written notice of such disclosure to the Providing Party and takes reasonable and lawful actions to avoid or minimize the degree of such disclosure; or

                  (c) concerning the existence and terms of this License Agreement and the status of transactions described herein, under obligations of confidentiality, to the Receiving Party's existing and potential advisors, investors that are bona fide venture capital or institutional investors that make such investments for the potential financial return and not for strategic purposes (so long as such investor does not have more than $1 billion in world-wide pharmaceutical revenue in the most recently completed calendar year) and any Person considering to acquire Hybridon or a controlling interest in Hybridon (a "Potential Acquirer"). Notwithstanding the foregoing, Hybridon shall not make any such disclosure to any Potential Acquirer (i) until discussions with such Potential Acquirer progress to a stage at which the Potential Acquirer is engaged in comprehensive due diligence of Hybridon's business and Hybridon has a good faith belief that the consummation of the proposed acquisition

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

         has become reasonably likely to occur and (ii) unless the Potential Acquirer has entered into a confidentiality agreement at least as strict as the provisions of this Section 7.2.2(c), designating Novartis as a third party beneficiary and prohibiting the Potential Acquirer from disclosing or using for its own purposes (other than evaluation of the proposed transaction with Hybridon) any such information. Hybridon shall notify Novartis in writing prior to any disclosure pursuant to this Section 7.2.2(c), but shall not be required to disclose the identity of any Potential Acquirer until after consummation or abandonment of the transaction, at which time Hybridon shall provide Novartis with a copy of the confidentiality agreement executed by such Potential Acquirer.

         7.3. PUBLICITY. The Parties will agree upon the timing and content of any initial press release or other public communications relating to this License Agreement and the transactions contemplated herein.

            7.3.1. Except as set forth in Section 7.3.2 or to the extent already disclosed in that initial press release or other public communication, no public announcement concerning the existence or the terms of this License Agreement or the transactions described herein shall be made, either directly or indirectly, by Hybridon or Novartis, except as may be legally required by applicable laws, regulations, or judicial order, without first obtaining the approval of the other Party and agreement upon the nature, text, and timing of such announcement.

            7.3.2. Subject to this Article VII, a Party may issue press releases or make public communications or otherwise make disclosures that such Party determines to be necessary to comply with applicable law (including disclosure requirements of the U.S. Securities and Exchange Commission, NASDAQ or any stock exchange on which securities issued by such Party are traded); provided that such Party shall provide the other Party with a copy of the proposed text of such press releases, public communications or disclosure in advance of the scheduled release or publication thereof to afford such other Party a reasonable opportunity to review and comment upon the proposed text.

            7.3.3. The Party desiring to make any such public announcement shall provide the other Party with a written copy of the proposed announcement in sufficient time (no less than

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

thirty (30) days or such shorter period as may be required to enable a Party to comply with applicable law) prior to public release to allow such other Party to comment upon such announcement, prior to public release.

         7.4. SURVIVAL. The provisions of this Article VII shall survive for five (5) years after the expiration or termination of this License Agreement.

                                  ARTICLE VIII

                                   PUBLICATION

         8.1. PUBLICATION. Hybridon and its Affiliates agree not to publish or publicly present any results, data, or scientific findings with respect to the Research Program (except in connection with filings with the FDA, the United States Patent and Trademark Office or other similar governmental entities in other countries or regions) without the prior written consent of Novartis. In publications authorized by Novartis pursuant hereto, each Party hereto shall acknowledge appropriately the contribution of the other Party.

         8.2. SURVIVAL. The provisions of this Article VIII shall survive until expiration of this License Agreement.

                                   ARTICLE IX

                          INTELLECTUAL PROPERTY RIGHTS

         9.1. OWNERSHIP.

            9.1.1. Subject to any licenses explicitly granted under this License Agreement, each Party shall retain its intellectual property rights in all Know-How and Patents Controlled by it on the Effective Date or developed or acquired solely by it thereafter. For avoidance of any doubts, Novartis shall retain ownership of all Novartis Intellectual Property, and Hybridon shall retain ownership of all Hybridon Intellectual Property and Hybridon Background Intellectual Property.

            9.1.2. During the term of this License Agreement, each of Hybridon and Novartis will keep the other Party fully informed with respect to any new intellectual property invented or generated by it or its Affiliates under this License Agreement.

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

                  (a) All intellectual property (including, without limitation, data, discoveries, technical information, Know-how, Patents, proprietary information, trade secrets and inventions) invented or generated under this License Agreement solely by one or more persons obliged to assign their rights to Novartis or its Affiliates during the term of this License Agreement shall be owned by Novartis;

                  (b) All intellectual property (including, without limitation, data, discoveries, technical information, Know-how, Patents, proprietary information, trade secrets and inventions) invented or generated under this License Agreement solely by one or more persons obliged to assign their rights to Hybridon or its Affiliates during the term of this License Agreement shall be owned by Hybridon and shall be deemed Hybridon Patents or Hybridon Know-How, as applicable;

                  (c) All intellectual property (including, without limitation, data, discoveries, technical information, Know-how, Patents, proprietary information, trade secrets and inventions) invented or generated jointly under this License Agreement by (i) one or more persons obliged to assign their rights to Novartis or its Affiliates and (ii) one or more persons obliged to assign their rights to Hybridon or its Affiliates during the term of this License Agreement shall be owned jointly by Novartis and Hybridon and shall be Joint Intellectual Property and, subject to Section 2.2.1, each Party shall have the right to use and exploit such Joint Intellectual Property without any duty to account to the other Party with respect to such use and exploitation. Each Party will take all reasonable actions requested by the other Party, including execution of appropriate patent filings and applications for registration, to perfect the requesting Party's ownership interest to the Joint Intellectual Property; and

                  (d) Questions of inventorship under this Section 9.1.2 shall be resolved in accordance with United States patent laws.

         9.2. PREPARATION AND COSTS. Hybridon shall take responsibility and pay for the preparation, filing, prosecution and maintenance of all Hybridon Patents and Patents that are part of the Hybridon Background Intellectual Property, and Novartis shall take responsibility and pay for the preparation, filing, prosecution and maintenance of all Novartis Patents and Joint Patents;

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provided that, with respect to (a) Hybridon Patents and Patents that are part of the Hybridon Background Intellectual Property that disclose or claim inventions applicable solely to the Licensed IMOs and (b) Joint Patents that disclose or claim inventions with applicability beyond the Licensed IMOs, the Party having responsibility for the preparation, filing, prosecution and maintenance of such Hybridon Patents, Patents that are part of the Hybridon Background Intellectual Property and Joint Patents shall promptly provide the other Party with copies of all substantive communications from any patent office and with drafts of all substantive filings to be made, reasonably in advance of their filing, with any patent office with respect thereto; shall consider in good faith any comments thereon provided by the other Party; and shall not unreasonably decline to incorporate changes to such filing proposed by such other Party. Each Party shall assist the other in the preparation and prosecution of such Patents and shall execute all documents reasonably deemed necessary for the filing thereof and/or for the vesting of title thereto as provided in this License Agreement.
In good time, before the deadline for foreign filing of any patent application filed in the United States, Hybridon will notify Novartis whether it intends to foreign file such patent application, and if it intends to do so, in what countries it proposes to foreign file.

         9.3. DISCONTINUATION. The Party initially responsible under Section 9.2 for the preparation, filing, prosecution and maintenance of a particular Patent for an invention arising under the Research Program shall give at least thirty
(30) days advance notice to the other Party of any decision to cease preparation, filing, prosecution or maintenance of that Patent. Discontinuation may be elected on a country-by-country basis or for a Patent application or Patent series in total. In such case, the other Party may elect, at its sole discretion, to continue preparation, filing, and prosecution or maintenance of the discontinued Patent at its sole expense.

         9.4. THIRD PARTY INFRINGEMENT.

            9.4.1. If either Party becomes aware of any activity that such Party believes represents an infringement of the claims of the Hybridon Patents, Patents that are part of the Hybridon Background Intellectual Property or Joint Patents with respect to a Licensed IMO or Product, the Party obtaining such knowledge shall advise the other of all relevant facts and circumstances pertaining to the potential infringement as soon as practicable.

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            9.4.2. Novartis shall have the first right, but no obligation, to initiate and prosecute such legal proceedings, at its own expense and in the name of Novartis, and to control the defense of any declaratory judgment action, if the infringing party is making, having made, using or selling a product, or proposing to do so, that is or may be competitive with the Licensed IMO or Product; provided, however, that no settlement shall be entered into by Novartis without the written consent (which consent shall not be unreasonably withheld) of Hybridon if such settlement would materially affect Hybridon's interests (including without limitation the validity or enforceability of any Hybridon Patent or Patent that is part of the Hybridon Background Intellectual Property). Hybridon shall reasonably cooperate with Novartis in such effort, including, without limitation, being joined as a party to such action, and Novartis shall reimburse Hybridon for the out-of-pocket costs and expenses incurred by Hybridon in so cooperating with Novartis. In deciding whether to pursue, and in the pursuit of such legal proceedings, Novartis will use diligent, commercially reasonable efforts consistent with those used by Novartis for its own compounds or products of similar commercial potential.

            9.4.3. If Novartis does not succeed, within ninety (90) days after receiving notice from Hybridon of the potential infringement or within sixty
(60) days after providing Hybridon with notice of such potential infringement, either in terminating such infringement or in instituting an action to prevent continuation thereof, or if Novartis notifies Hybridon that Novartis does not plan to seek to terminate the infringement or to institute any such action, then Hybridon shall have the right to do so at its own cost and expense. In such case, Novartis shall reasonably cooperate with Hybridon in such effort, including being joined as a party to such action, if necessary, and Hybridon shall reimburse Novartis for the out-of-pocket costs and expenses incurred by Novartis in so cooperating with Hybridon.

            9.4.4. The costs and expenses (including attorneys' fees) of any action against an infringement brought in accordance with this Section 9.4, or to defend a declaratory judgment suit as provided in this Section 9.4, shall be borne by the Party controlling the infringement or declaratory judgment action.

            9.4.5. Any monetary recovery obtained in legal proceedings brought against an infringer pursuant to Section 9.4.2 or 9.4.3, whether obtained by settlement, judgment or otherwise, shall first be applied to reimburse the Parties for the costs (including reasonable

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attorneys' fees) that each incurred in connection with such legal action. If the monetary recovery is insufficient to fully reimburse both parties for all such costs, both parties shall receive the same percentage of their respective costs. The value of any monetary recovery remaining once both Parties have been reimbursed for all of their costs shall be treated as Net Sales and subject to earned royalties as set forth in Article V hereof.

            9.4.6. Notwithstanding anything in this Section 9.4 to the contrary, Hybridon may participate, through its own counsel and at its own cost and expense, in any proceeding involving a challenge to the validity or enforceability of any Hybridon Patent, Patent that is part of the Hybridon Background Intellectual Property or Joint Patent that relates to both a Licensed IMO and to IMO(s) that are not subject to the licenses granted to Novartis hereunder.

         9.5. NOTIFICATION, DEFENSE AND SETTLEMENT OF THIRD PARTY CLAIMS.

            9.5.1. Hybridon shall promptly notify Novartis in the event Hybridon becomes aware of the existence of any Third Party Patent that may be infringed by the making, having made, using, having used, developing, having developed, commercializing, having commercialized, manufacturing, having manufactured, promoting, having promoted, selling, having sold, distributing, having distributed, marketing, having marketed, importing, having imported, exporting or having exported of a Licensed IMO or Product.

            9.5.2. If a Third Party asserts that a Patent owned by it is infringed by the making, having made, using, having used, developing, having developed, commercializing, having commercialized, manufacturing, having manufactured, promoting, having promoted, selling, having sold, distributing, having distributed, marketing, having marketed, importing, having imported, exporting or having exported of a Licensed IMO or Product, Novartis shall, subject to Section 5.6.2, defend and be solely responsible for defending, against any such assertions and controlling any related litigation at its own cost and expense. Hybridon shall reasonably cooperate with Novartis in such effort, including, without limitation, being joined as a party to such action, if necessary, and Novartis shall reimburse Hybridon for the out-of-pocket costs and expenses incurred by Hybridon in so cooperating with Novartis.

            9.5.3. Notwithstanding anything in this Section 9.5 to the contrary, Hybridon may participate, at its own cost and expense, in any proceeding involving a challenge to the

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validity or enforceability of any Hybridon Patent, Patent that is part of the
Hybridon Background Intellectual Property or Joint Patent that relates to both a Licensed IMO and to IMO(s) that are not subject to the licenses granted to Novartis hereunder.

         9.6. PIRATE GOODS. Novartis and its Affiliates shall exercise commercially reasonable efforts to monitor sales and take action to prevent trade in goods by a Third Party that violate Novartis' or its Affiliates' exclusive legal rights to market, price and sell a Product in such a market. In the event that Hybridon first becomes aware of such a trade in goods by a Third Party which violates Novartis' or its Affiliates' exclusive legal rights, Hybridon shall notify Novartis within seven (7) calendar days of first becoming aware of such trading by a Third Party.

         9.7. DRUG PRICE COMPETITION AND PATENT TERM RESTORATION ACT AND PEDIATRIC EXCLUSIVITY.

            9.7.1. The Parties shall cooperate in an effort to avoid the loss of any rights which may otherwise be available to the Parties under the provisions of the Drug Price Competition and Patent Term Restoration Act of 1984 or comparable laws outside of the United States and for pediatric exclusivity, and Novartis shall reimburse Hybridon in accordance with Section 14.1 (Invoice Requirement) for reasonable out-of-pocket costs and expenses incurred by Hybridon in so cooperating with Novartis.

            9.7.2. Hybridon shall provide any relevant information related to Patents included in the Hybridon Intellectual Property, Hybridon Background Intellectual Property or Joint Intellectual Property to Novartis or its Affiliates such that Novartis or its Affiliates, as an NDA applicant, may provide accurate and complete information to the FDA or other applicable regulatory authorities.

                                    ARTICLE X

                              TERM AND TERMINATION

         10.1. TERM. The term of this License Agreement shall extend with respect to each Product in each Valid Claim Country until the expiration of the last to expire of a Valid Claim

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included in the Hybridon Patents or Joint Patents covering the Product in such country. In the case of a Non-Valid Claim Country, the term of this License Agreement shall extend with respect to each Product in each such country until the earlier of (a) the date that is ten (10) years after the date of the First Commercial Sale of the Product in such country or (b) the last day in any calendar year during which Novartis has lost market exclusivity with respect to such Product in such country. For purposes of this License Agreement, Novartis shall be deemed to have lost market exclusivity with respect to a Product in a particular country if annual Net Sales of such Product in such country have decreased by [**] percent ([**]%) from Net Sales in the previous calendar year. Once market exclusivity has been lost with respect to a Product in a particular country, Novartis' obligations to pay royalties hereunder shall expire with respect to such Product in such country. For each country, upon expiration of Novartis' obligation to pay royalties hereunder with respect to a Product, the licenses granted to Novartis in Section 2.2 shall convert to fully paid-up, royalty-free, perpetual licenses with respect to such Product, which licenses shall survive any expiration or termination of this Agreement.

         10.2. TERMINATION BY NOVARTIS WITHOUT CAUSE. Upon sixty (60) days' written notice to Hybridon, Novartis may, at its sole discretion, unilaterally terminate this License Agreement on a Product-by-Product and/or country-by-country basis without cause.

         10.3. MATERIAL BREACH. In the event either Party shall be in material breach of its obligations hereunder, the other Party may give written notice to the breaching Party specifying the claimed particulars of such breach, and, in the event such material breach is not cured, or effective steps to cure such material breach have not been initiated or are not thereafter diligently pursued within ninety (90) days following the date of such written notification, in addition to any other damages or remedies available to the non-breaching Party, the non-breaching Party shall have the right thereafter to terminate this License Agreement by giving not less than thirty (30) days prior written notice to the breaching Party to such effect. If the breaching Party disputes the basis for such termination, the breaching Party may institute an arbitration proceeding pursuant to Section 14.3 by notifying the other Party of such dispute as set forth in Section 14.3.1 prior to the effective date of termination as set forth in the immediately preceding sentence, and, in such event, the non-breaching Party shall not be entitled to terminate this License Agreement pursuant to this Section 10.3 unless and until the Arbitrators issue an order pursuant to Section 14.3

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declaring that a material breach has occurred and all opportunities for appeal of such order have been exhausted.

         10.4. BANKRUPTCY. If at any time during the term of this License Agreement, an Event of Bankruptcy (as defined below) relating to a Party (the "Bankrupt Party") occurs, the other Party shall have, in addition to all other legal and equitable rights and remedies available hereunder, the option to terminate this License Agreement upon thirty (30) calendar days' written notice to the Bankrupt Party. As used above, the term "Event of Bankruptcy" shall mean, with respect to a Party, (a) the dissolution, termination of existence or liquidation of the Party; (b) the institution of a bankruptcy action against the Party by a Third Party or the appointment of a custodian or receiver with respect to all or substantially all of the business or assets of the Party, which action, custodian or receiver is not terminated or dismissed within ninety
(90) calendar days following institution or appointment; (c) the institution by the Party of any petition for relief or similar proceeding or the making by the Party with respect to all or substantially all of the business or assets of the Party of a composition or any assignment or trust mortgage for the benefit of creditors under any bankruptcy, reorganization, receivership or other similar law affecting the rights of creditors generally; or (d) the insolvency of the Party.

         10.5. EFFECT OF TERMINATION.

            10.5.1. Upon termination of this License Agreement by Novartis pursuant to Section 10.2 with respect to all Products and all countries covered by this License Agreement or by Hybridon pursuant to Section 10.3 or 10.4: (a) except with respect to any provision hereof that by its terms survives termination and any payment obligation of Novartis that has accrued prior to the date of termination, all rights and obligations of the Parties under this License Agreement shall terminate; (b) all license rights granted by Hybridon to Novartis hereunder shall revert to Hybridon; and (c) each Party shall return to the other all Confidential Information of a Providing Party, provided, however, that the Parties may each retain a copy of such Providing Party's Confidential Information in segregated files solely for archival purposes.

            10.5.2. Upon termination of this License Agreement by Novartis pursuant to Section 10.2 with respect to fewer than all the Products or countries covered by this License Agreement: (a) except with respect to any provision hereof that by its terms survives termination

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and any payment obligation of Novartis that has accrued prior to the date of termination, all rights and obligations of the Parties under this License Agreement with respect to such country and/or Product subject to such termination shall terminate; and (b) all license rights granted by Hybridon to Novartis hereunder with respect to such country and/or Product subject to such termination shall revert to Hybridon.

            10.5.3. In the case of termination by Novartis pursuant to Section 10.3, all rights of Novartis shall survive, and all rights of Hybridon shall terminate other than Hybridon's rights under Sections 5.2 through 5.7 of Article V (Milestone and Royalty Payments), except that the royalty payable to Hybridon pursuant to Section 5.5 shall be reduced by [**] percent ([**]%) as provided in
Section 5.6.1, Section 14.6 (Force Majeure) and Articles VII (Confidentiality), X (Term and Termination) and XIII (Indemnification).

            10.5.4. In the case of termination by Novartis pursuant to Section 10.4, all rights of Novartis shall survive, and all rights of Hybridon shall terminate other than Hybridon's rights under Sections 5.2 through 5.7 of Article V (Milestone and Royalty Payments), Section 14.6 (Force Majeure), and Articles VII (Confidentiality), X (Term and Termination) and XIII (Indemnification).

                                   ARTICLE XI

                                   EXCLUSIVITY

      During the term of this License Agreement, Hybridon shall neither grant to any Third Party rights to any immunomodulatory oligonucleotide other than Excluded Antisense IP in the Commercial Field of Use, nor shall Hybridon develop or commercialize, directly or indirectly, any immunomodulatory oligonucleotide other than Excluded Antisense IP in the Commercial Field of Use. Furthermore, during the term of this License Agreement, Hybridon shall neither grant to any Third Party rights to any Licensed IMO for any indication, nor shall Hybridon develop or commercialize, directly or indirectly, any such Licensed IMO. Notwithstanding the foregoing, nothing in this License Agreement shall restrict or prohibit Hybridon from performing its obligations or exercising its rights under the Collaboration Agreement.

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                                   ARTICLE XII

                         REPRESENTATIONS AND WARRANTIES

         12.1. REPRESENTATIONS AND WARRANTIES OF HYBRIDON. Hybridon hereby represents and warrants to Novartis that the statements in this Section 12.1 are true and accurate as of the date of this License Agreement and as of the Effective Date:

            12.1.1. Authorization. This License Agreement has been duly executed and delivered by Hybridon and constitutes the valid and binding obligation of Hybridon, enforceable against Hybridon in accordance with its terms, except as enforceability may be limited by fraudulent conveyance, insolvency, bankruptcy, reorganization, moratorium and other laws relating to or affecting creditors' rights generally and by general equitable principles. The execution, delivery and performance of this License Agreement have been duly authorized by all necessary action on the part of Hybridon, its officers and directors. No provision of this License Agreement violates any other agreement that Hybridon may have with any other person or company, and Hybridon acknowledges that Novartis has relied on that representation in entering into this License Agreement.

            12.1.2. Hybridon Controlled Rights. Hybridon owns or possesses adequate licenses or other rights to use all Hybridon Intellectual Property and Hybridon Background Intellectual Property and to grant the licenses and perform the obligations contemplated herein. The granting of the licenses to Novartis hereunder does not violate any right known to Hybridon of any Third Party.

            12.1.3. Third Party Patents. Except as disclosed in writing between the Parties to this License Agreement or their respective agents to Hybridon's best knowledge, after reasonable inquiry, there are no issued patents or pending patent applications that, if issued, would be infringed by the exercise by Novartis of the rights granted herein or the research, development, manufacture, use or sale of the Licensed IMOs pursuant to this License Agreement.

         12.2. REPRESENTATIONS AND WARRANTIES OF NOVARTIS. Novartis represents and warrants to Hybridon that this License Agreement has been duly executed and delivered by Novartis and constitutes the valid and binding obligation of Novartis, enforceable against

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Novartis in accordance with its terms except as enforceability may be limited by fraudulent conveyance, insolvency, bankruptcy, reorganization, moratorium and other laws relating to or affecting creditors' rights generally and by general equitable principles. The execution, delivery and performance of this License Agreement have been duly authorized by all necessary action on the part of Novartis, its officers and directors. No provision of this License Agreement violates any other agreement that Novartis may have with any other person or company, and Novartis acknowledges that Hybridon has relied on that representation in entering into this License Agreement.

         12.3. CERTIFICATE OF HYBRIDON. Within thirty (30) days of the Effective Date, Hybridon shall deliver to Novartis a certificate or certificates, dated as of the Effective Date, of the President of Hybridon certifying on behalf of Hybridon that the representations and warranties of Hybridon set forth in this License Agreement are true and correct on and as of the Effective Date. In the event that the representations and warranties of Hybridon set forth in this License Agreement are no longer true and correct on and as of the Effective Date, without exception, Hybridon shall deliver to Novartis such certificate(s) along with a detailed schedule of exceptions to such representations and warranties (the "Schedule of Exceptions"). Upon delivery by Hybridon of certificate(s) together with a Schedule of Exceptions (but not upon delivery of certificate(s) not accompanied by a Schedule of Exceptions), Novartis, in its sole discretion, shall either (i) withdraw its exercise of the Commercialization Option, in which case this License Agreement shall be deemed not to have taken effect, such Commercialization Option shall remain in full force and effect, and Novartis shall retain the right to exercise such Commercialization Option at a later time during the Option Term or (ii) accept the certificate as modified by the Schedule of Exceptions, in which case this License Agreement shall remain effective, the Schedule of Exceptions shall be incorporated herein as Schedule 12.3, and the option exercise fee set forth in Section 5.1 hereof shall become payable by Novartis upon receipt of Invoice; provided that, (x) if Novartis does not notify Hybridon that Novartis has elected to withdraw its exercise of the Commericalization Option within sixty (60) days after Novartis receives such certificate(s) together with a Schedule of Exceptions, Novartis shall be deemed to have accepted the certificate(s) in accordance with the foregoing clause (ii) and (y) if Hybridon delivers such certificate(s) together with a Schedule of Exceptions, then Hybridon shall not Invoice Novartis for the option exercise fee unless and until such certificate(s) have been

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accepted (or deemed to have been accepted) by Novartis. Acceptance by Novartis of a certificate modified by the Schedule of Exceptions shall in no way be deemed to modify or otherwise limit Novartis' rights or possible remedies under the Collaboration Agreement.

         12.4. LIMITATIONS.

            12.4.1. NO OTHER WARRANTIES. EXCEPT AS OTHERWISE EXPRESSLY SET FORTH IN THIS AGREEMENT, ALL IMPLIED WARRANTIES, INCLUDING IMPLIED WARRANTIES OF NON-INFRINGEMENT, MERCHANTABILITY AND FITNESS FOR A PARTICULAR PURPOSE, ARE EXCLUDED.

            12.4.2. CONSEQUENTIAL AND PUNITIVE DAMAGES. EXCEPT AS OTHERWISE EXPRESSLY SET FORTH IN THIS AGREEMENT, NEITHER PARTY WILL BE LIABLE FOR CONSEQUENTIAL, INCIDENTAL, MULTIPLE, SPECIAL OR PUNITIVE DAMAGES OF ANY NATURE ARISING FROM SUCH PARTY'S ACTIVITIES UNDER THIS AGREEMENT; PROVIDED, HOWEVER, THAT THIS LIMITATION SHALL NOT LIMIT THE INDEMNIFICATION OBLIGATIONS OF THE PARTIES WITH RESPECT TO THIRD PARTY CLAIMS OR THE OBLIGATIONS OF EITHER PARTY WITH RESPECT TO A BREACH OF ARTICLE II OR ARTICLE VII.

                                  ARTICLE XIII

                                 INDEMNIFICATION

         13.1. INDEMNIFICATION BY HYBRIDON. Hybridon will indemnify, defend, and hold Novartis and its Affiliates, their respective employees, shareholders, officers, directors, agents and consultants, and the successors, heirs and assigns of each of them, harmless against any loss, damages, action, suit, claim, demand, liability, expense, bodily injury, death or property damage, including reasonable attorney fees (a "Loss") that may arise from Third Party claims brought, instituted or arising against such persons to the extent such Loss is based on or arises out of the breach by Hybridon of any of its covenants, representations or warranties set forth in this License Agreement, but excluding any such Loss that is caused by the negligent, willful or reckless acts or omissions of Novartis.

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         13.2. INDEMNIFICATION BY NOVARTIS. Novartis will indemnify, defend, and hold Hybridon, and its Affiliates, and their respective employees, shareholders, officers, directors, agents and consultants, and the successors, heirs, and assigns of each of them, harmless against any Loss that may arise from Third Party claims brought, instituted or arising against such persons to the extent such Loss is based on or arises out of (a) the breach by Novartis of any of its covenants, representations or warranties set forth in this License Agreement,
(b) the development, manufacture, use, storage or handling of a Licensed IMO by Novartis or its Affiliates or their representatives, agents, licensees, sublicensees or subcontractors under this License Agreement, or any actual or alleged violation of law resulting therefrom, including without limitation any death or bodily injury caused or allegedly caused by the use of the Licensed IMO or (c) any actual or alleged infringement of any patent rights, trademarks or other intellectual property rights, or misappropriation of trade secrets, in connection with the making, having made, using, having used, developing, having developed, commercializing, having commercialized, manufacturing, having manufactured, promoting, having promoted, selling, having sold, distributing, having distributed, marketing, having marketed, importing, having imported, exporting or having exported of any Licensed IMO or Product, but excluding any such Loss that is caused by the negligent, willful or reckless acts or omissions of Hybridon.

         13.3. CLAIMS PROCEDURES. Each Person entitled to be indemnified by a Party (an "Indemnified Person") pursuant to Sections 13.1 or 13.2 hereof shall give notice to the other Party (an "Indemnifying Party") promptly after such Indemnified Person has actual knowledge of any threatened or asserted claim as to which indemnity may be sought, and shall permit the Indemnifying Party to assume the sole control of the defense of any such claim or any litigation resulting therefrom; provided, however:

         (a) that counsel for the Indemnifying Party, who shall conduct the defense of such claim or any litigation resulting therefrom, shall be approved by the Indemnified Person (whose approval shall not unreasonably be withheld) and the Indemnified Person may participate in such defense at such Party's expense (unless: (i) the employment of counsel by such Indemnified Person has been authorized by the Indemnifying Party; or (ii) the Indemnified Person shall have reasonably concluded that there may be a conflict of interest between the Indemnifying Party and the Indemnified Person in the defense of such action, in each of which cases the Indemnifying

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Party shall pay the reasonable fees and expenses of one law firm serving as counsel for all Indemnified Persons with respect to such action, which law firm shall be subject to approval, not to be unreasonably withheld, by the Indemnifying Party);

         (b) the failure of any Indemnified Person to give notice as provided herein shall not relieve the Indemnifying Party of its obligations under this License Agreement to the extent that the failure to give notice did not result in harm to the Indemnifying Party or materially compromise the defense of such claim;

         (c) no Indemnifying Party, in the defense of any such claim or litigation, shall consent to entry of any judgment or enter into any settlement, except with the approval of each Indemnified Person (which approval shall not be unreasonably withheld), except a settlement which imposes only a monetary obligation on the Indemnifying Party and which includes as an unconditional term thereof the giving of a release from all liability in respect to such claim or litigation by the claimant or plaintiff to the Indemnified Person;

         (d) each Indemnified Person shall furnish such information or reasonable assistance regarding itself or the claim in question as an Indemnifying Party may reasonably request in writing and shall be reasonably required in connection with the defense of such claim and litigation resulting therefrom; and

         (e) no Indemnified Person shall settle or agree to a judgment with respect to such claim or litigation without the consent of the Indemnifying Party (which consent shall not be unreasonably withheld).

         13.4. SURVIVAL. The provisions of this Article XIII shall survive expiration or termination of this Agreement without limitation.

                                   ARTICLE XIV

                            MISCELLANEOUS PROVISIONS

         14.1. INVOICE REQUIREMENT. Except as otherwise set forth in Section 6.1, any amounts payable to Hybridon hereunder shall be made within sixty (60) calendar days after receipt by Novartis or its designated nominee of an invoice covering such payment. With respect

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to invoices for milestone payments, Hybridon shall send such invoices following written notice by Novartis that the particular milestone(s) to which such invoice pertains has been met.

         14.2. GOVERNING LAW, AND JURISDICTION. This License Agreement shall be governed and construed in accordance with the internal laws of the State of New York, United States. Both Parties agree to submit to personal jurisdiction in the State of New York and to accept and agree to venue in the State of New York.

         14.3. ARBITRATION WITH RESPECT TO CERTAIN MATTERS. Any controversy or claim as to whether this License Agreement may be terminated by a Party pursuant to Section 10.3 (any such controversy or claim being referred to in this Section
14.3 as a "Section 10.3 dispute") shall be resolved through arbitration as follows:

            14.3.1. Notice; Selection of Arbitrators. A Party may submit such
Section 10.3 dispute to arbitration by notifying the other Party, in writing, of such Section 10.3 dispute. The Party submitting such notice shall include therein a reasonably detailed summary of the basis for such Section 10.3 dispute. The Parties agree that any such Section 10.3 dispute shall be submitted to three (3) arbitrators selected from the panel of arbitrators of the American Arbitration Association ("AAA"). Within twenty (20) days after receipt of notice pursuant to this Section 14.3.1, each Party shall designate in writing a single arbitrator. Within ten (10) business days after the designation of the arbitrators, the arbitrators chosen by the Parties shall choose a third arbitrator (collectively, the "Arbitrators"). In selecting the third arbitrator, preference shall be given to a lawyer or former judge knowledgeable and experienced in the law concerning the subject matter of the Section 10.3 dispute, and shall not be an Affiliate, employee, consultant, officer, director or stockholder of either Party. The Parties shall obtain the agreement of the Arbitrators to provide a written ruling, stating in separate sections the findings of fact and conclusions of law on which their ruling is based. The Parties will obtain the agreement of the Arbitrators to the terms of this
Section 14.3.

            14.3.2. Initial Meeting. Within ten (10) days after the designation of the Arbitrators, the Arbitrators and the Parties shall meet, at which time the Parties shall be required to set forth in writing all disputed issues and a proposed ruling on the merits of each such issue.

       License, Development and Commercialization Agreement - Confidential

            14.3.3. Hearing. The Arbitrators shall set a date for a hearing, which shall be no later than twenty (20) days after the submission of written proposals pursuant to Section 14.3.2, to discuss each of the issues identified by the Parties. The Parties shall have the right to be represented by counsel. Except as provided herein, the arbitration shall be governed by the Commercial Arbitration Rules of the AAA, as amended and in effect on the date a demand for arbitration is filed; provided, however, that the United States Federal Rules of Evidence shall apply with regard to the admissibility of evidence.

            14.3.4. Ruling. The Arbitrators shall use their best efforts to rule on the Section 10.3 dispute within twenty (20) days after the completion of the hearing described in Section 14.3.3. Subject to any rights to appeal provided for by statute, the determination of the Arbitrators as to the resolution of any
Section 10.3 dispute shall be binding and conclusive upon both Parties. All rulings of the Arbitrators shall be in writing, specifying the basis in law and in fact of the ruling, and shall be delivered to the Parties.

            14.3.5. Costs and Expenses. Each Party shall bear its own costs and expenses incurred in connection with any arbitration pursuant to this Section 14.3.

            14.3.6. Location of Arbitration. Any arbitration pursuant to this
Section 14.3 shall be conducted in New York, New York. Any arbitration award may be entered in and enforced by a court in accordance with Section 14.2, subject to each Party's rights to appeal as provided for by statute.

            14.3.7. No Limitation. Nothing in this Section 14.3 shall be construed as limiting in any way the right of a Party to bring an action in aid of arbitration in a court in accordance with Section 14.2.

         14.4. SAFETY ISSUES OR SIGNALS. During the term of this License Agreement, the Parties will promptly report to appropriate authorities in accordance with applicable law any safety issue or signal, directly or indirectly attributable to such Party's use or application of any immunomodulatory oligonucleotide and shall share any such report with the other Party. Each Party shall be entitled to use and disclose all such reports or other information to regulatory authorities as required under applicable law or regulation and to licensees, sublicensees and collaborators under obligations of confidentiality for purposes relating to the research,

       License, Development and Commercialization Agreement - Confidential development and/or commercialization of products incorporating immunomodulatory oligonucleotides.

         14.5. WAIVER. No provision of this License Agreement may be waived except in writing by both Parties. No failure or delay by either Party in exercising any right or remedy hereunder or under applicable law will operate as a waiver thereof, or a waiver of any right or remedy on any subsequent occasion.

         14.6. FORCE MAJEURE. Neither Party will be in breach hereof by reason of its delay in the performance of or failure to perform any of its obligations hereunder, if that delay or failure is caused by strikes, acts of God or the public enemy, riots, war, terrorism, incendiaries, interference by civil or military authorities, compliance with governmental priorities for materials, or any fault beyond its control or without its fault or negligence.

         14.7. SEVERABILITY. Should one or more provisions of this License Agreement be or become invalid, then the Parties shall attempt in good faith to agree upon valid provisions in substitution for the invalid provisions, which in their economic effect and other substance come so close to the invalid provisions that it can be reasonably assumed that the Parties would have accepted this License Agreement with those new provisions. If the Parties are unable to agree on such valid provisions, the invalidity of such one or more provisions of this License Agreement shall nevertheless not affect the validity of the License Agreement as a whole, unless the invalid provisions are of such essential importance for this License Agreement that it may be reasonably presumed that the Parties would not have entered into this License Agreement without the invalid provisions.

         14.8. GOVERNMENT ACTS. In the event that any act, regulation, directive, or law of a country or its government, including its departments, agencies or courts, should make impossible or prohibit, restrain, modify or limit any material act or obligation of the Parties under this License Agreement, the Party, if any, not so affected, shall have the right, at its option, to suspend or terminate this License Agreement as to such country, if good faith negotiations between the Parties to make such modifications herein as may be necessary to fairly address the impact thereof, are not successful after a reasonable period of time in producing mutually acceptable modifications to this License Agreement.

       License, Development and Commercialization Agreement - Confidential

         14.9. GOVERNMENT APPROVALS. Each Party will obtain any government approval required to enable this License Agreement to become effective, or to enable any payment hereunder to be made, or any other obligation hereunder to be observed or performed. Each Party shall keep the other informed of progress in obtaining any such government approval, and will cooperate with the other Party in any such efforts.

         14.10. EXPORT CONTROLS. This License Agreement is made subject to any restrictions concerning the export of a Licensed IMO, Product, Hybridon Intellectual Property, Hybridon Background Intellectual Property, or Joint Intellectual Property from the United States that may be imposed upon or related to either Party from time to time by the Government of the United States. Furthermore, each Party agrees that it will not export, directly or indirectly, any Hybridon Intellectual Property, Hybridon Background Intellectual Property, Joint Intellectual Property or a Licensed IMO or Product utilizing the same to any countries for which the United States government or any agency thereof at the time of export requires an export license or other governmental approval, without first obtaining the written consent to do so (of which Novartis will promptly inform Hybridon) from the Department of Commerce or other agency of the United States government when required by applicable statute or regulation.

         14.11. ASSIGNMENT. This License Agreement may not be assigned or otherwise transferred by either Party without the prior written consent of the other Party; provided, however, that either Party may assign this License Agreement, without the consent of the other Party: (a) to any of its Affiliates, if the assigning Party guarantees to full performance of its Affiliates' obligations hereunder; or (b) in connection with the transfer or sale of all or substantially all of its assets or business to which this License Agreement pertains, or a controlling equity interest, or in the event of its merger or consolidation with another company. Any purported assignment in contravention of this Section 14.11 shall, at the option of the nonassigning Party, be null and void and of no effect. No assignment shall release either Party from responsibility for the performance of any accrued obligation of such Party hereunder. This License Agreement shall be binding upon and enforceable against the successor to or any permitted assignees of either of the Parties.

         14.12. COUNTERPARTS. This License Agreement may be executed in counterparts, each of which shall be deemed to be original and both of which shall constitute one and the same

       License, Development and Commercialization Agreement - Confidential

License Agreement.

         14.13. NO AGENCY. Nothing in this License Agreement shall be deemed to create an agency, joint venture, amalgamation, partnership or similar relationship between Hybridon and Novartis and/or their respective Affiliates. Notwithstanding any of the other provisions of this License Agreement, neither Party shall at any time enter into, incur, or hold itself out to Third Parties as having authority to enter into or incur, on behalf of the other Party, any commitment, expense, or liability whatsoever, and all contracts, expenses and liabilities in connection with or relating to the obligations of each Party under this License Agreement shall be made, paid, and undertaken exclusively by such Party on its own behalf and not as an agent or representative of the other.

         14.14. NOTICE. All communications between the Parties with respect to any of the provisions of this License Agreement will be sent to the addresses set out below, or to such other addresses as may be designated by one Party to the other by notice pursuant hereto, by (i) personal delivery (which shall be deemed received when delivered), (ii) reputable international express courier (which shall be deemed received when delivered), (iii) prepaid, certified mail (which shall be deemed received by the other party on the seventh (7th) business day following deposit in the mails), or (iv) facsimile transmission, or other electronic means of communication (which shall be deemed received when transmitted), with confirmation in the case of clause (iv) prepaid certified mail, given by the close of business on or before the next following business day:

            if to Novartis, at:

                Novartis International Pharmaceutical Ltd.
                Hurst Holme
                12 Trott Road
                P.O. Box 2899
                Hamilton, HM LX
                Bermuda
                Attention: Emil Bock
                Fax: (441) 296-5083

       License, Development and Commercialization Agreement - Confidential with a copy to:

                Novartis Institutes for BioMedical Research, Inc.
                400 Technology Square
                Cambridge, Massachusetts 02139
                Attention: Robert L. Thompson, Vice President and General
                 Counsel
                Fax: [**]
            and:

                Novartis Pharma AG
                Lichtstrasse 35
                CH-4056 Basel
                Switzerland
                Attn.: General Counsel
                Fax: [**]

            if to Hybridon, at:

                Hybridon, Inc.
                345 Vassar Street
                Cambridge, Massachusetts  02139
                Attention: President
                Fax: +(617) 679-5542

            with a copy to:

                Wilmer Cutler Pickering Hale and Dorr LLP
                60 State Street
                Boston, Massachusetts 02109
                USA
                Attention: David E. Redlick, Esq.
                Fax: +(617) 526-5000

         14.15. HEADINGS. The paragraph headings are for convenience only and will not be deemed to affect in any way the language of the provisions to which they refer.

         14.16. AUTHORITY. The undersigned represent that they are authorized to sign this License Agreement on behalf of their respective Party. The Parties each represent that no provision of this License Agreement will violate any other agreement that such Party may have with any other person or company. Each Party has relied on that representation in entering into this License Agreement.

       License, Development and Commercialization Agreement - Confidential

         14.17. ENTIRE AGREEMENT. This License Agreement and the Collaboration Agreement contain the entire understanding of the Parties relating to the matters referred to herein and therein, supersede all prior agreements between the Parties with respect to such matters (including without limitation the Confidential Term Sheet dated January 26, 2005, the Material Transfer Agreement dated July 1, 2003, as amended prior to the Effective Date, and the Mutual Confidentiality Agreements dated January 23, 2003 and June 8, 2004, each as amended prior to the Effective Date, but excluding provisions of such Material Transfer Agreement and Mutual Confidentiality Agreements, relating to restrictions on the use and disclosure of materials and information prior to the Effective Date (it being understood that any material and information transferred or disclosed between the Parties prior to the Effective Date relating to the matters referred to in this License Agreement and the Collaboration Agreement will, after the Effective Date, be deemed to have been transferred or disclosed under, and will be subject to the restrictions on use and disclosure set forth in, this License Agreement and the Collaboration Agreement)), and may only be amended by a written document, duly executed on behalf of the respective Parties.

                            [Signature page follows]

       License, Development and Commercialization Agreement - Confidential

                                    HYBRIDON, INC.

                                    By: /s/ Sudhir Agrawal
                                        ----------------------------------------

                                    Name: Sudhir Agrawal

                                    Title: CEO/President

                                    NOVARTIS INTERNATIONAL PHARMACEUTICAL LTD.

                                    By: /s/ Emil Bock
                                        ----------------------------------------

                                    Name: Emil Bock

                                    Title: Member of the Board of Directors.

                                    By: /s/ Michael Jones
                                        ----------------------------------------

                                    Name: Michael Jones

                                    Title: Member of the Board of Directors

       License, Development and Commercialization Agreement - Confidential

                                                                       EXHIBIT A
                                 SAMPLE INVOICE

HYBRIDON'S LOGO                                                    INVOICE

                                                               INVOICE DATE:
Street                                                         [MONTH][DAY] 200X
Town, Country
Phone and Fax Nr.                                              INVOICE NO.:XXXX

BILL TO:                                             FOR:
Novartis International Pharmaceutical Ltd.           Product X Royalties 1st
"Hurst Holme", 12 Trott Road                          Quarter 2004
Att. Mr. Emil Bock                                   (or Milestone for event Y)
P.O. Box HM 2899
Hamilton, HM LX
Bermuda

                          DESCRIPTION                              AMOUNT (USD)
------------------------------------------------------------      --------------
Product X royalties January - March 2004 calculated based on      US$ 000'000.00
Novartis provided sales report (see attached worksheet)

(Or milestone payment for event Y, according to paragraph XY of agreement ZZZZ dated ......)

Novartis Contract Code

Please specify the event for which the invoice is due, and add any copies of invoices from third parties in case reimbursement for third party work is agreed to

PLEASE REMIT BY WIRE TRANSFER WITHIN 60 DAYS TO:

                Receiving Bank -
                Swift Code -
                ABA Number -
                Credit Account -
                Beneficiary -
                                                                  --------------
                                                       TOTAL          000'000,00
                                                                  ==============

If you have any questions concerning this invoice, contact ..........
or e-mail to ......

VAT -Reg. No. Xxxxxxxxxx (if partner has one)

                        BEST REGARDS,

                                  SCHEDULE 1.29
                                HYBRIDON PATENTS

         [TO BE APPENDED UPON EXERCISE OF THE COMMERCIALIZATION OPTION]

                                  SCHEDULE 1.39
                                  JOINT PATENTS

         [TO BE APPENDED UPON EXERCISE OF THE COMMERCIALIZATION OPTION]